Media Relations:     Hannah Burns
                     (212) 272-2395
                     Russell Sherman
                     (212) 272-5219

Investor Relations:  Elizabeth Ventura
                     (212) 272-9251


FOR IMMEDIATE RELEASE
---------------------


                 BEAR STEARNS AND HUNTER PARTNERS TO ACQUIRE
                  NYSE SPECIALIST FIRM WAGNER STOTT MERCATOR
            Acquisition Creates The Third Largest NYSE Specialist
                   Firm, Handling 18% of NYSE Dollar Volume


NEW YORK - New York - February 15, 2001 - The Bear Stearns Companies Inc. today announced that a definitive agreement has been executed to acquire Wagner Stott Mercator, LLC, one of the leading specialist firms on the New York Stock Exchange. The transaction will be executed through Bear Hunter Specialists LLC, a joint venture between Bear Stearns and Hunter Partners LLC. Bear Hunter Specialists LLC is a leading NYSE specialist. The resulting firm, to be renamed Wagner Stott Bear Specialists, LLC, will be the third largest NYSE specialist in terms of dollar volume traded and the fourth largest in terms of number of common stock listings.

      Consideration in the proposed acquisition will be $625 million consisting of cash and membership interests in Wagner Stott Bear. Post transaction, Bear Stearns ownership interest in Wagner Stott Bear will be 49.8% and Hunter Partners LLC will own 50.2%, including the interest of former Wagner Stott members who will become members of the new company. The transaction is expected to be immediately accretive to Bear Stearns' fully diluted earnings per share and is anticipated to close in the second quarter of 2001, subject to requisite regulatory approvals.

      The combination of Bear Hunter and Wagner Stott solidifies the companies' market position in the rapidly consolidating NYSE specialist business. On a combined basis, Wagner Stott Bear will be the specialist for 359 issues, including four of the 30 stocks in the Dow Jones Industrial Average, 73 of the S&P 500 stocks and 40 of the 250 most active issues on the NYSE, accounting for over 18% of the dollar volume and 16% of the share volume traded on the NYSE in 2000.

      Among the well known stocks for which Wagner Stott Bear will be specialist are Abbott Laboratories, Advanced Micro Devices Inc., Aetna Inc., Alcoa Inc., Bank of New York Co. Inc., BankOne Corp., Citigroup Inc., Corning Inc., EMC Corp., Kimberly Clark Corp., Merrill Lynch & Co. Inc., Motorola Inc., PepsiCo Inc., Pharmacia Corp., Procter & Gamble Co., Target Corp., Texaco Inc., Texas Instruments Inc., Vodafone Group PLC and Xerox Corp.

      Commenting on the transaction, James E. Cayne, president and chief executive officer of Bear Stearns, said, "Bear Stearns, together with our joint venture partner Hunter Partners LLC, has been a long time participant in the NYSE specialist business. We have enjoyed substantial growth and returns from our specialist business and this transaction provides us with an opportunity to further increase our profitability and growth. The expansion of our specialist franchise is particularly compelling with the addition of the talent, experience and integrity of the Wagner Stott organization, as well as its attractive group of listings. We believe that bolstering our position as a top NYSE specialist is a vital extension of Bear Stearns' strategy of being a leading provider of liquidity, execution and clearing services."

      John Mulheren, managing partner of Bear Hunter said, "We have long held Wagner Stott in extremely high regard and are eager to get to work with our new partners to continue to expand and grow our combined business."

      David Miller, senior managing director and chief financial officer of Wagner Stott, added, "We are very excited about joining Wagner Stott Bear. I have known the Bear Hunter team for many years and have always been impressed by their professionalism and commitment to providing the best service for their listed clients. The creation of Wagner Stott Bear will build upon the strengths of both organizations and enable us to create more value and provide additional opportunities to all constituencies: clients, employees and partners."

      Bear Hunter Specialists LLC unites the financial resources of Bear Stearns with the market knowledge, advanced technology and trading expertise of Hunter Partners. Over the past 25 years, the firm has grown from a small group of founding partners to its current team of 193 employees, including 18 seasoned specialists. It specializes in more than 133 stocks in 32 industry sectors, making it one of the largest specialist firms on the New York Stock Exchange. Bear Hunter is the second largest options specialist on the American Stock Exchange, trading 14% of total options contract volume. Additionally, Bear Hunter is a leading market maker on the International Securities Exchange, the first fully electronic options exchange in the United States.

      Wagner Stott, founded in 1917, is a leading NYSE specialist firm dealing in 226 listed NYSE common stocks. The size of the firm was expanded substantially through the merger of Wagner Stott & Company and Mercator Partners in 1995, and again with the acquisition of CMJ Partners in 1999.

      Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. With approximately $26.3 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers prime broker and broker dealer clearing services, including securities lending. Headquartered in New York City, the company has more than 11,200 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Seoul, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our Web site at http://www.bearstearns.com.

      Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management" in the company's Current Report on Form 8-K dated September 28, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures about Market Risk" in the company's Quarterly Reports on Form 10-Q for fiscal year 2000, which have been filed with the Securities and Exchange Commission.